EXHIBIT 17.1


                                                                   June 29, 2004



Mr. Dick Frockt
c/o AUSA, Inc.
Louisville, KY


Dear Dick,

     Effective June 29, 2004, I hereby resign my office as President of Lincoln International Corporation, President of AUSA, Inc., and as Director of both Lincoln and AUSA, Inc.



                                 /s/ LEE SISNEY
                                 ______________
                                     Lee Sisney